Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 1, 2015 (the “Effective Date”), is made by and between Intrawest Resorts Holdings, Inc., a Delaware corporation (the “Corporation”), and Thomas F. Marano (the “Executive”). Where the context permits, references to “the Corporation” shall include the Corporation and any successor to the Corporation.

WHEREAS, the Corporation and the Executive entered into an employment agreement effective as of November 20, 2014 (the “Original Agreement”); and

WHEREAS, the Corporation and the Executive mutually desire to amend and restate the Original Agreement in its entirety as of the Effective Date, subject to the terms and conditions set forth in this Agreement, pursuant to which the Executive will serve as the Chief Executive Officer and President of the Corporation.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           TERM OF EMPLOYMENT. The Executive’s employment with the Corporation under the terms and conditions of this Agreement shall commence on November 20, 2014 (the “Effective Date”) and shall continue until the termination of the Executive’s employment in accordance with the terms and conditions of Section 5 of this Agreement (the “Employment Term”).

2.           POSITION, REPORTING AND DUTIES.

(a)           Position and Reporting. During the Employment Term, the Executive shall serve as the Chief Executive Officer and President of the Corporation and shall report directly to the Board of Directors of the Corporation (the “Board”).

(b)           Duties and Responsibilities. During the Employment Term, the Executive shall (i) be a full-time employee of the Corporation and shall dedicate all of his working time to the Corporation and its subsidiaries and shall have no other employment and no other business ventures which are undisclosed to the Corporation or which conflict with his duties under this Agreement, provided that this provision shall not restrict the Executive from (A) engaging in private investment activities on behalf of himself or his immediate family, or (B) subject to the prior approval of the Board, serving on the board of directors (or similar position) or committees thereof of a charitable, non-profit or civic organization, so long as any such activities do not conflict with this Agreement or interfere (individually or in the aggregate) with the Executive’s duties or responsibilities as an officer of the Corporation and its subsidiaries and are not in respect of a “Competitive Business” (as defined below) and (ii) have the normal duties, responsibilities and authority of an executive serving as a Chief Executive Officer and President of a public corporation comparable to the Corporation, which duties shall comprise executive and management functions and responsibilities, including the hiring, supervision and/or discipline of employees, the creation and management of the Corporation’s business strategies, and the creation and enforcement of the Corporation’s policies, subject in each case to the power of the Board or its designee to expand or limit such duties, responsibilities and authority, either generally or in specific instances, in each case; but subject, in all cases, to the terms of this Agreement. The Executive shall serve as a member of the Board during the Employment Term, and as requested by the Board from time to time, as an officer and/or member of the board of directors of any the Corporation’s subsidiary, affiliate or related corporations (“Affiliates”), in each case for no additional compensation.

3.           LOCATION OF EMPLOYMENT.

(a)           The initial principal location of the Executive’s employment with the Corporation shall be at the Corporation’s headquarters in Denver, Colorado.  Executive shall relocate his principal residence to the Denver, Colorado area as soon as reasonably practicable following the Effective Date but no later than the second anniversary of the Effective Date (the “Relocation”), and at all times following the Relocation, the principal location of the Executive’s employment with the Corporation shall be at the Corporation’s headquarters in Denver, Colorado.

(b)           The Executive understands and agrees that (i) he will be required to travel in performing his duties, which travel may include frequent and extended trips to the Corporation’s headquarters in Denver, Colorado prior to the Relocation and (ii) the requirement to engage in any such travel shall not constitute “Good Reason” (as defined below) for purposes of this Agreement or otherwise.

(c)           The Company shall reimburse the Executive for (i) all costs and expenses that he incurs in connection with any travel prior to the Relocation as referenced in Section 3(b) in accordance with Schedule 1 hereto and as otherwise provided in the Corporation’s policies then in effect and (ii) all costs incurred in connection with all other business travel, whether prior to or after the Relocation, in accordance with the Corporation’s policies then in effect.

4.           COMPENSATION AND BENEFITS.

(a)           Base Compensation. During the Employment Term, the Corporation will pay to the Executive a base salary at the annualized rate of $700,000 (the base salary in effect from time to time, the “Base Salary”). The Base Salary will be paid in bi-weekly installments in accordance with the Corporation’s customary compensation practices for the Corporation’s employees, which may be reviewed and continued or modified by the Corporation in its sole discretion from time to time. The Compensation Committee of the Board (the “Committee”) will review the Executive’s Base Salary at least annually and may increase the Executive’s Base Salary, but may not unilaterally reduce the Executive’s then-existing Base Salary without the Executive’s consent and agreement (other than as part of an across-the-board reduction affecting all senior executives of the Corporation).

(b)           Annual Performance-Based Incentive.

(i)           The Executive shall be eligible to participate in the annual performance-based cash bonus plan in effect for similarly situated employees of the Corporation, as may be amended by the Corporation in its sole discretion from time to time (the “Annual Incentive Plan”). The Executive’s target annual bonus under the Annual Incentive Plan will be 100% of the Base Salary, calculated based on Executive’s weighted Base Salary during the fiscal year to which the annual bonus relates, provided that the Executive’s target annual bonus for the 2015 fiscal year shall be equal to the product of (A) $700,000 and (B) a fraction, the numerator of which shall equal the number of days during the 2015 fiscal year on and following the Effective Date and the denominator of which shall equal 365. The Committee will review the Executive’s bonus structure at least annually and may adjust such bonus structure in its sole discretion; provided that any adjustment to the structure shall not reduce the Executive’s target annual bonus below 100% of Base Salary. Any amendment to the Annual Incentive Plan by the Corporation shall not impair or otherwise adversely affect any benefits of the Executive that vested before the amendment.

(ii)           Except as otherwise set forth in this Agreement, the Executive will not be eligible to receive a payment under the Annual Incentive Plan unless the Executive is an active employee as of, and has not given or received notice of termination of employment as of, the date such payment is made. Annual bonus payments will be made as soon as practicable following completion of the Corporation’s annual audit, which is expected to occur in October immediately following the end of the fiscal year to which the annual bonus relates.

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(c)           Equity Incentive Awards.

(i)           On or as soon as practicable after the Effective Date, the Corporation shall grant to the Executive an option to purchase 2,700,000 shares of the Corporation’s common stock (the “Option”). The Option will be subject to all of the terms and conditions of the Intrawest Resorts Holdings, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Plan”) and a written award agreement between the Corporation and the Executive substantially in the form attached as Exhibit A hereto.

(ii)           The Executive will be eligible to receive additional equity incentive awards from time to time in the sole discretion of the Corporation.

(d)           New Business Ventures Incentives. Subject to the prior written approval of the Board, which approval will be granted or denied in the Board’s sole but reasonable and good faith discretion, the Executive shall receive a participation right or other economic interest, as determined by the Board, that provides the Executive (and any other members of management or other employees of the Corporation determined by the Executive and the Board) with 25% of the value created as a direct result of any new business created by the Corporation that the Board determines in good faith is outside of the scope of the Corporation’s then-existing business and for which the Executive was primarily responsible for the creative inspiration, business planning, and execution, all as determined by the Board in its reasonable good faith (a “New Business Incentive”). The New Business Incentive will be subject in all respects to definitive documentation reasonably approved by the Board, including such terms and conditions, including with respect to vesting of such New Business Incentive, as are reasonably determined by the Board in consultation with the Executive.

(e)           Relocation Expenses. The Corporation will reimburse the Executive for expenses actually incurred by the Executive in connection with the Relocation in accordance with the applicable policies of the Corporation in effect from time to time upon the Executive providing the Corporation with such support for reimbursement as is required by those policies; provided that in no event will such reimbursement exceed the amounts set forth on Schedule 2 hereto.

(f)           Employee Benefits. The Executive will be eligible to participate in all of the Corporation’s benefit, group insurance, retirement and perquisite plans generally available to the Corporation’s similarly situated executives from time to time (collectively the “Plans”), subject to the terms and conditions of such Plans as are in effect and as may be amended by the Corporation in its sole discretion from time to time.

(g)           Vacation and Paid Time-Off.

(i)           The Executive will be entitled to vacation in accordance with the policies and practices of the Corporation in effect from time to time for similarly situated executives. The Executive will take vacation at such times as are reasonably acceptable to the Corporation having regard to its operations.

(ii)           The Executive will be entitled to paid time-off in respect of sick days, statutory holidays and Denver office closures in accordance with the Corporation’s policies as in effect from time to time.

(h)           Business Expenses. Consistent with its policies as established from time to time, the Corporation will reimburse the Executive for all business expenses reasonably incurred by the Executive in connection with the performance of the Executive’s duties upon the Executive providing the Corporation with such support for reimbursement as is required by those policies.

(i)           Insurance; Indemnification. If the Executive is a director or officer of the Corporation and any of its Affiliates at any time, the Executive shall from time to time be covered by such comprehensive directors’ and officers’ liability insurance and errors and omissions liability insurance as the Corporation shall have established and maintained in respect of its directors and officers generally at its expense. The insurance policies to be maintained by the Corporation hereunder may contain exclusions from coverage in respect of gross negligence or mala fides acts on the part of the Executive. The Executive shall also be entitled to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of the Corporation or its subsidiaries.

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5.           TERMINATION OF EMPLOYMENT.

(a)           Termination by the Corporation for Cause. The Corporation may terminate this Agreement and the Executive’s employment hereunder at any time for Cause (based on acts or omissions by the Executive). In the event of such a termination, the Corporation shall pay to the Executive a lump-sum payment, to the extent accrued and unpaid up to and including, but in no case after, the date of termination of the Executive’s employment (the “Termination Date”), of the Executive’s Base Salary (the “Accrued Base Salary”), payable within fourteen (14) days after the Termination Date. For the purposes of this Agreement, “Cause” means the Executive’s:

(i)           conviction or plea of guilty or no contest to a felony or criminal offense that relates to or arises out of the manner in which the Executive has performed his duties under this Agreement, results in material and demonstrable damage to the business or reputation of the Corporation or any of its Affiliates or involves an act of moral turpitude by the Executive;

(ii)           continued failure to substantially perform his duties with the Corporation (other than by reason of his disability) or material breach of this Agreement, after a written demand for substantial performance or correction of the material breach, as the case may be, is delivered to the Executive by the Corporation and the Executive fails or refuses to resume substantial performance or correct the material breach within ten days after such written demand is received by him;

(iii)           engaging in one or more acts which is materially damaging to the Corporation or any of its Affiliates, including acts or omissions that constitute gross negligence by the Executive in the performance of the Executive’s duties or responsibilities;

(iv)           (A) misuse or misappropriation of the funds or assets of the Corporation or any of its Affiliates, (B) fraud or embezzlement against the Corporation or any of its Affiliates or (C) any other act of dishonesty against the Corporation or any of its Affiliates that is reasonably expected to result in material harm to the Corporation or any of its Affiliates, and in all cases whether by the Executive himself or by another employee or contractor of the Corporation or any Affiliate that is authorized or condoned by the Executive;

(v)           breach of his fiduciary duties or duty of loyalty to the Corporation or any of its Affiliates;

(vi)           wilful material disregard or violation of the legal rights of any employees of the Corporation or any of its Affiliates or of the Corporation’s written policies regarding discrimination or harassment; or

(vii)           the habitual use of drugs or habitual use of alcohol to the extent that any of such uses, in the Corporation’s good faith determination, materially interfere with the performance of the Executive’s duties hereunder.

(b)           Termination by the Corporation Without Cause or by the Executive for Good Reason. If at any time (i) the Corporation terminates the Executive’s employment for any reason other than for Cause or (ii) the Executive terminates his employment for Good Reason, then the Executive shall be eligible to receive:

(i)           The Accrued Base Salary, payable within fourteen (14) days after the Termination Date; and

(ii)           If the Executive (1) executes a release of all claims in a form reasonably acceptable to the Corporation (the “Release”) and the applicable revocation period with respect thereto expires within forty-five (45) days (or such longer period as required by law) following the Termination Date and (2) continues to comply with the Executive’s fiduciary obligations to the Corporation, the Executive’s covenants under Sections 6(d), 6(e), 6(f) and 6(g) of this Agreement and any other material ongoing obligations to which the Executive is subject, then the Corporation shall provide the Executive with:

(A)           continued payment of the Base Salary (“Continued Base Salary”) in accordance with the Corporation’s normal payroll practices for twelve (12) months following the Termination Date; provided that (i) such payments shall commence on the first regularly scheduled payroll date following the date on which the Release becomes irrevocable (the “Payment Commencement Date”) and (ii) the first such payment shall include all payments that otherwise would have been paid to the Executive pursuant to this Section 5(b)(ii)(A) between the Termination Date and the Payment Commencement Date if such payments had commenced as of the Termination Date;

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(B)           (i) any bonus under the Annual Incentive Plan that the Executive would have been eligible to receive in respect of the most recently completed fiscal year had the Executive been an active employee of the Corporation on the payment date, to the extent unpaid as of the Termination Date, payable on the date bonuses are paid under the Annual Incentive Plan to then-current employees, plus (ii) a lump-sum payment under the terms of the then-existing Annual Incentive Plan, on a pro-rata basis, equal to the product of (x) the target annual bonus for the fiscal year in which the Termination Date occurs and (y) a fraction, the numerator of which shall equal the number of days during the year in which the Termination Date occurs that the Executive was employed by the Corporation and the denominator of which shall equal 365, payable on the date bonuses are paid under the Annual Incentive Plan to then-current employees (the “Pro-Rata Bonus”); provided that if the Corporation is subject to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and intends that amounts payable under the Annual Incentive Plan are to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the Pro-Rata Bonus shall be determined based on actual performance for the year in which the Termination Date occurs; and

(C)           continuation of the Corporation’s contributions necessary to maintain the Executive’s coverage for the twelve (12) calendar months immediately following the end of the calendar month in which the Termination Date occurs under the medical, dental and vision programs in which the Executive participated immediately prior to the Termination Date, if the Executive elects COBRA continuation coverage for those benefit programs and continues to pay the same cost as a similarly situated active employee would pay for those programs; provided that if the Corporation determines in good faith that such contributions would cause adverse tax consequences to the Corporation or the Executive under applicable law, the Corporation shall instead provide the Executive with monthly cash payments during such twelve (12) month period in an amount that, prior to withholding for applicable taxes, is equal to the amount of the Corporation’s monthly contributions referenced above.

Notwithstanding the foregoing, to the extent required to avoid acceleration taxation or tax penalties under Section 409A of the Code, if the forty-five (45) day period (or such longer period as required by law) referenced in this Section 5(b) begins in one taxable year and ends in a second taxable year, the Payment Commencement Date shall occur in the second taxable year.

For the avoidance of doubt, a termination of the Executive’s employment as a result of the Executive’s death or following the Executive’s “disability” (as described in Section 5(e) below) shall not be considered a termination of the Executive’s employment other than for Cause pursuant to this Agreement, and shall instead be subject solely to the provisions set forth in Section 5(e) or 5(f), as applicable.

(c)           Termination in Connection with Change in Control. Notwithstanding anything set forth in Section 5(b) to the contrary, if, within twelve (12) months following the consummation of a “Change in Control” (as defined in the Omnibus Plan), either (i) the Corporation terminates the Executive’s employment other than for Cause or (ii) the Executive terminates his employment for Good Reason, then the Executive shall be eligible to receive all of the payments and benefits referenced in Section 5(b), subject to all of the terms and conditions thereof, but the Continued Base Salary payments shall extend for a period of eighteen (18) months following the Termination Date and shall be provided in full regardless of whether the Executive commences alternate employment or self-employment during such period.

For purposes of this Agreement, “Good Reason” shall mean any action by the Corporation, in each case without the Executive’s prior consent or as otherwise expressly contemplated by this Agreement, that (i) reduces the Base Salary as then in effect; provided that Good Reason shall not apply to any such reduction as part of an across-the-board reduction affecting all senior executives of the Corporation unless the Executive’s Base Salary then in effect is reduced by a percentage greater than the sum of (x) the largest percentage reduction made to the then-current base salary of another senior executive and (y) 10%, (ii) relocates the Executive’s principal place of employment to a location more than fifty (50) miles from the Company’s headquarters in Denver, Colorado on or after the Relocation, (iii) materially and adversely alters the nature or status of the Executive’s responsibilities or title or (iv) constitutes an intentional and sustained material breach of this Agreement by the Corporation.  Notwithstanding the foregoing, in no event shall the occurrence of any such condition constitute Good Reason unless (A) the Executive provides notice to the Corporation of the existence of the condition giving rise to Good Reason within ninety (90) days following the date the Executive first becomes aware of its existence and (B) the Corporation fails to materially cure such condition within thirty (30) days following the date of such notice, upon which failure to cure the Executive shall immediately resign his employment with the Corporation.

(d)           Voluntary Resignation. If the Executive wishes to resign from the Executive’s employment voluntarily, the Executive will provide thirty (30) days’ notice in writing to the Corporation. The Corporation may waive such notice period in whole or in part by paying the Executive’s Base Salary and continuing the applicable group benefit plans in each case as accrued and unpaid to the effective date of resignation. The Executive agrees that such waiver will not constitute termination of the Executive’s employment by the Corporation. In the event of such termination, the Corporation shall only be required to provide the Executive with the Accrued Base Salary, payable within fourteen (14) days after the Termination Date.

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(e)           Termination Due to Disability. In the event the Executive is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Corporation, the Corporation may terminate this Agreement and the Executive’s employment hereunder by providing the Executive with notice of termination in writing, and in such case the Executive shall be eligible to receive all of the payments and benefits referenced in Section 5(b), subject to all of the terms and conditions thereof, but the Continued Base Salary payments shall be made in full for a period of twelve (12) months following the Termination Date regardless of whether the Executive commences alternate employment or self-employment during such period.

(f)           Termination Due to Death. In the event of the Executive’s termination of employment due to death, the Corporation shall only be required to provide the Executive with a lump-sum payment equal to the Accrued Base Salary, payable within fourteen (14) days after the Termination Date.

(g)           Benefits and Perquisites. All other benefits and perquisites or payments in lieu of benefits and perquisites to or with respect to the Executive shall cease on the Termination Date, except to the extent required by applicable law or pursuant to the terms of any equity plan or agreement.

(h)           Return of Property. Upon any termination of the Executive’s employment hereunder (or at any other time upon the Corporation’s request), and as a condition of the Corporation paying the Executive any termination payments as may be required under Section 5(b), 5(c) or 5(e) hereof (other than the Accrued Base Salary), the Executive will at once deliver or cause to be delivered to the Corporation all books, documents, effects, money, securities or other property belonging to the Corporation or its Affiliates or for which the Corporation or its Affiliates are liable to others, which are in the possession, charge, control or custody of the Executive.

(i)           Resignation as Officer or Director. Upon any termination of the Executive’s employment hereunder unless requested otherwise by the Corporation, the Executive shall resign each position (if any) that the Executive then holds as an officer or director of the Corporation or any of its Affiliates. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Corporation of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

6.           COVENANTS.

(a)           Full Time Service. The Executive shall devote all of the Executive’s business time, attention and effort to the business and affairs of the Corporation and its Affiliates except as otherwise set forth in Section 2(b), shall well and faithfully serve the Corporation and its Affiliates and shall use the Executive’s best efforts to promote the interests of the Corporation and its Affiliates. The Executive shall duly and diligently perform all of the duties assigned to him while in the employ of the Corporation and shall truthfully and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Executive may from time to time receive for, from or on account of the Corporation.

(b)           Rules, Regulations and Policies. The Executive shall be bound by and shall faithfully observe and abide by all the rules, regulations and policies of the Corporation and its Affiliates from time to time in force which are brought to the Executive’s notice or of which the Executive should reasonably be aware to the extent such rules, regulations and policies are not inconsistent with the terms of this Agreement or applicable law.

(c)           Fiduciary Obligations. The Executive is a fiduciary of the Corporation and its Affiliates. The Executive shall not permit the Executive’s personal interests to conflict, or to appear to conflict, with the business interests of the Corporation or its Affiliates or the Executive’s duties to the Corporation or its Affiliates. Accordingly, during the Executive’s employment hereunder, the Executive shall not participate in the ownership of, have any financial or other involvement with or work for, any business or enterprise competing or endeavoring to compete with the business of the Corporation or any Affiliate (other than a holding as a passive investment of publicly listed shares that does not exceed 2% of the outstanding shares so listed) without the approval of the Corporation.

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(d)           Confidential Information, Non-Disparagement and Remedies.

(i)           The Executive acknowledges that by reason of the Executive’s employment with the Corporation, the Executive will have access to Confidential Information and trade secrets of the Corporation and its Affiliates, and that such Confidential Information and trade secrets are essential components of the business of the Corporation and its Affiliates, and are proprietary and would be of great value and benefit to competitors of the Corporation and its Affiliates. “Confidential Information” includes anything respecting the Corporation or its Affiliates or the business of developing, marketing, selling and operating destination resorts (the “Business”) or their operations, and which is not made readily available to the general public; this includes trade secrets (including, but not limited to, consumer lists), ideas, marketing concepts, documents, designs, techniques, inventions, discoveries, copyrights, methods, forecasts, programs, research or anything else concerning the organization, business, customers, employees, and finances of the Corporation or any of its Affiliates or the Business. The Executive agrees that both during and after the Executive’s employment with the Corporation, the Executive will not disclose to any individual or other entity, except in the proper course of the Executive’s employment with the Corporation, or use for the Executive’s own purposes or for purposes other than those of the Corporation or its Affiliates, any Confidential Information or trade secrets of the Corporation or its Affiliates, acquired by the Executive. If information enters the public domain, except as a result of a breach of this Section 6(d)(i) by the Executive or a breach of another confidentiality agreement to which the Corporation or an Affiliate is a party, the information will not be deemed Confidential Information or a trade secret protected by this Section 6(d)(i). In the event that the Executive believes he is compelled by law to disclose Confidential Information or trade secrets of the Corporation or its Affiliates, pursuant to subpoena, similar court order, or other legal authority, the Executive will not disclose the said Confidential Information or trade secrets without giving the Corporation reasonable advance notice of the subpoena, court order, or legal authority, and affording the Corporation the reasonable opportunity to take legal action to contest, challenge, narrow or otherwise limit or condition the disclosure. In no event will the Executive disclose Confidential Information or trade secrets of the Corporation or its Affiliates when the disclosure is not clearly compelled by such subpoena, similar court order, or other legal authority.

(ii)           The Executive agrees that, both during and after the Executive’s employment with the Corporation, the Executive will not make critical, negative or disparaging remarks about the Corporation and its Affiliates that could reasonably be expected to result in material harm to the Corporation or any of its Affiliates, including, but not limited to, comments about any of their respective products, services, management, business or employment practices, and will not voluntarily aid or voluntarily assist any person in any way with respect to any third-party claims pursued against the Corporation or any of its Affiliates. Nothing in this paragraph will prevent the Executive from (A) asserting his legal rights before an administrative agency or court of law, or from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process or (B) making any critical remarks about the Corporation and its Affiliates in connection with any analyses made or opinions expressed in the ordinary course of the Executive’s duties hereunder during the Employment Term.

(iii)           The Executive acknowledges and agrees that any breach of Section 6(d), 6(e) or 6(f) hereof will result in material and irreparable harm to the Corporation or an Affiliate although it may be difficult for the Corporation to establish a monetary value flowing from such harm. The Executive therefore agrees that the Corporation or an Affiliate, in addition to being entitled to monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction (without proof of damages or the posting of a bond) in the event of any breach by the Executive of any such Section.

(e)           Non-Solicitation. The Executive will not, in any manner whatsoever, directly or indirectly, without the prior written consent of the Corporation, at any time during the Executive’s employment hereunder and for a period of twelve (12) months immediately following the date of any termination of the Executive’s employment for any reason, either by the Executive, or by the Corporation, with or without Cause:

(i)           induce or endeavor to induce (A) any employee of the Corporation or any of its Affiliates to leave employment with the Corporation or an Affiliate or (B) any consultant or contractor of the Corporation or an Affiliate to terminate its relationship as such with the Corporation or such Affiliate during any period of time that the business services provided, directly or indirectly, by such consultant or contractor are exclusively or primarily being provided to the Corporation and its Affiliates, provided, that this clause (i) shall not preclude customary non-targeted recruiting efforts or general solicitations that are not specifically directed to, but which may have the effect of causing an employee, consultant or contractor to leave the employment or arrangement with the Corporation or an Affiliate;

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(ii)           employ or attempt to employ or assist any individual or other entity to employ any employee of the Corporation or an Affiliate or to retain any consultant or contractor during any period of time that the business services provided, directly or indirectly, by such consultant or contractor are exclusively or primarily being provided to the Corporation or an Affiliate, provided, that this clause (ii) shall not preclude an employer of the Executive from offering employment or consulting or contracting services to anyone without the direct or indirect assistance of the Executive; or

(iii)           for the purpose of competing with the Corporation or any of its subsidiaries, solicit, endeavor to solicit or gain the custom of, canvass or interfere with the Corporation’s or an Affiliate’s relationship with any individual or other entity that:

(A)           is a customer or supplier of the Corporation or an Affiliate at the date hereof and/or at the date of any termination of the Executive’s employment;

(B)           was a major customer or supplier of the Corporation or an Affiliate at any time within twenty-four (24) months prior to the date of any termination of the Executive’s employment; or

(C)           has been pursued as a prospective major customer or supplier by or on behalf of the Corporation or an Affiliate at any time within twelve (12) months prior to the date of any termination of the Executive’s employment, and in respect of whom the Corporation or an Affiliate has not determined to cease all such pursuit.

(f)           Non-Competition. The Executive recognizes that, in the event for any reason whatsoever his employment with the Corporation is terminated, his knowledge of the Confidential Information and trade secrets of the Corporation and his role in the Business may allow him to compete or to assist a third party to compete unfairly with the Corporation or any of its subsidiaries, in various locations throughout the U.S. and Canada. The Executive will not, in any manner whatsoever, directly or indirectly, anywhere in the U.S. or Canada:

(i)           form, carry on, engage in or be concerned with or interested in (financially or in any other capacity); or

(ii)           advise, lend money to, guarantee the debts or obligations of or permit the Executive’s name or any part thereof to be used in the promotion or advancement of; or

(iii)           be employed by or render any services (as an employee, independent contractor, consultant, or otherwise) to any individual or other entity engaged in, or concerned with or interested in, any business (A) in Colorado or (B) within fifty miles of a project of the Corporation or any of its subsidiaries that is the same as, substantially similar to, or competitive with, the business of developing, marketing, selling or operating mountain resorts or adventure travel businesses (each, a “Competitive Business”), in each case without the prior written consent of the Corporation, at any time during the Executive’s employment hereunder and for the period of twelve (12) months immediately following the date of any termination of the Executive’s employment for any reason whatsoever and with or without Cause.

Where the Executive seeks the prior written consent of the Corporation to engage in any activities which may be in violation of this covenant, he will provide the Corporation in advance with full disclosure of all relevant information concerning the nature and the scope of the proposed activities and the identity of all parties with whom the Executive may be engaging in the proposed activities and the Corporation will reasonably assess such information with a view to determining if an agreement can be reached between the Executive and the Corporation permitting the Executive to engage in some or all of the proposed activities and not unreasonably restricting the Executive’s professional livelihood, provided that any such agreement must be on such terms and conditions, including that there must be no material harm to the business of the Corporation, as are acceptable to the Corporation.

(g)           Cooperation. The Executive shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events during the Executive’s employment hereunder. The Corporation shall reimburse the Executive for the Executive’s reasonable travel expenses incurred in connection with the foregoing, in accordance with the Corporation’s policies and subject to the delivery of reasonable support for such expenses.

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(h)           Restrictions Reasonable. The Executive confirms that all restrictions and covenants in Sections 6(d), 6(e), 6(f) and 6(g) are reasonable and valid, and waives all objections to and defenses to the strict enforcement thereof.

(i)           Acknowledgment. The Executive acknowledges and agrees that Sections 6(e) and 6(f) hereof are fully enforceable under Colorado Revised Statute Section 8-2-113(2) because this Agreement is a “contract for the protection of trade secrets” and the Executive serves the Corporation in an “[e]xecutive and management personnel” capacity.

7.           SECTION 280G.

(a)           Treatment of Payments. Notwithstanding anything in this Agreement or any other plan, arrangement or agreement to the contrary, in the event that any payment or benefit received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Code or otherwise would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payments or benefits to be received by the Executive that are subject to Section 280G of the Code shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments).

(b)           Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 7(a), the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

(c)            Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by a nationally recognized accounting firm designated by the Corporation (the “Accounting Firm”) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d)            Additional Payments. If the Executive receives reduced payments and benefits by reason of this Section 7 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Executive could have received a greater amount without resulting in any Excise Tax, then the Corporation shall thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

8.           ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Corporation and its successors and assigns. Neither this Agreement, nor any of the Corporation’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by the Executive, and any such attempted assignment or hypothecation shall be null and void. The Corporation may assign the rights and obligations of the Corporation hereunder, in whole or in part, to any of the Corporation’s subsidiaries, Affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Corporation’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Corporation hereunder.

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9.           GENERAL CONTRACT PROVISIONS.

(a)           No Breach of Obligation to Others. The Executive acknowledges and represents to the Corporation that, in carrying out the Executive’s duties and functions for the Corporation or its Affiliates, the Executive shall not disclose to the Corporation or its Affiliates any confidential information of any third party. The Executive acknowledges and represents to the Corporation that the Executive has not brought to the Corporation nor shall the Executive use in the performance of the Executive’s duties and functions with the Corporation or its Affiliates any confidential materials or property of any third party. The Executive further acknowledges and represents that the Executive is not a party to any agreement with or under any legal obligation to any previous employer or other third party that conflicts with, or would otherwise restrict the Executive from performing, any of the Executive’s obligations to the Corporation or its Affiliates under this Agreement.

(b)           Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction. Each party irrevocably submits to the nonexclusive jurisdiction of the courts of Delaware and all courts competent to hear appeals from those courts with respect to any matter related to this Agreement.

(c)           No Related Party Dealings. The Executive will not be allowed to deal on behalf of the Corporation with any entity in which he or his immediate family has an undisclosed financial interest.

(d)           Entire Agreement. This Agreement, together with the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the Executive’s employment, and it cancels and replaces any and all prior understandings, agreements and term sheets between the Executive and the Corporation. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by this Agreement.

(e)           Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by overnight courier of national reputation (e.g., FedEx or UPS) or sent by registered mail, return receipt requested, as follows:

If to the Corporation:	Intrawest Resorts Holdings, Inc. 1621 18th Street, Suite 300 Denver, CO 80202 Attention: Chief General Counsel

If to the Executive:	to the last address of the Executive in the Corporation’s records or c/o Intrawest Resorts Holdings, Inc.

(f)           Survival. The representations, warranties and covenants of the Executive contained in this Agreement will survive any termination of the Executive’s employment with the Corporation.

(g)           Damages. The Executive agrees that in the event of any breach of this Agreement by the Executive damages will be an inadequate remedy and that the Corporation will be entitled to make an application to a court of competent jurisdiction for temporary and/or permanent injunctive relief against the Executive, without the necessity of proving actual damage to the Corporation.

(h)           Severability. If any covenant or provision contained herein is determined to be void, invalid or unenforceable in whole or in part for any reason whatsoever, it will not be deemed to affect or impair the validity or enforceability of any other covenant or provisions hereof, and such unenforceable covenant or provisions or part thereof will be treated as severable from the remainder of this Agreement.

(i)           Amendments. No modification, amendment or variation hereof will be of effect or binding upon the parties hereto unless agreed to in writing by each of them and thereafter such modification, amendment or variation will have the same effect as if it had originally formed part of this Agreement.

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(j)           Waiver. No waiver by the parties hereto of any breach of any condition, covenant or agreement hereof will constitute a waiver of such condition, covenant or agreement except in respect of the particular breach giving rise to such waiver.

(k)           No Untruths. The Executive represents and warrants that all information provided to the Corporation in any application form or during any interview for employment was accurate and contained no untruths or misrepresentations. The Executive agrees that the provision of any false or misleading information on an application form or during any employment interview are grounds for immediate dismissal of the Executive by the Corporation without any further compensation payable to the Executive.

(l)           Executive’s Acknowledgment. The Executive acknowledges that he has read and understands the foregoing and that the Corporation has advised him that this Agreement substantially alters and supersedes the Executive’s rights at common law. The Executive specifically acknowledges that the Corporation has advised him to seek independent legal advice prior to executing this Agreement.

(m)           Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Corporation for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Corporation during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Corporation makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(n)           Headings. The headings of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(o)           Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(p)           Counterparts. This Agreement may be executed on separate counterparts, any one (1) of which need not contain signatures of more than one (1) party, but all of which taken together will constitute one and the same agreement.

(q)           Tax Withholding. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Corporation is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder, and the Executive shall be responsible for any taxes imposed on the Executive with respect to any such payment.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

INTRAWEST RESORTS HOLDINGS, INC.

By:	/s/ Gary W. Ferrera
	Name:	Gary W. Ferrera
	Title:	Executive Vice President and
Chief Financial Officer and Treasurer

EXECUTIVE

/s/ Thomas F. Marano
Thomas F. Marano

Exhibit A

[Form of Stock Option Award Agreement]

Schedule 1

Travel Expenses

1. All reasonable expenses incurred by the Executive in connection with any travel (in business class) to or from, and lodging in, the Denver, Colorado area during the period commencing on the Effective Date and ending on the earlier of (i) 30 days after the Effective Date and (ii) the date on which the Executive enters into a lease for temporary housing in the Denver, Colorado area (as applicable, the “Initial Expense Period”).

2. The rental cost of temporary housing for the Executive in the Denver, Colorado, area during the period commencing upon the expiration of the Initial Expense Period and ending on the first anniversary of the Effective Date, at an amount of up to $4,000 per month.

3. The cost of up to eight round-trip tickets (in business class) to be used by the Executive and/or his spouse for travel between the New York City metropolitan area and the Denver, Colorado area during the period commencing upon the expiration of the Initial Expense Period and ending on the first anniversary of the Effective Date.

Schedule 2

Relocation Expenses

1. The movement of the Executive and his family, and their household goods, vehicles and other personal effects in an amount not to exceed $100,000.

2. Any reasonable broker commissions incurred in connection with the sale of the Executive’s current residence in New Jersey (the “Broker Commission Payment”); provided that (i) if the Executive’s employment terminates in accordance with Sections 5(a) or 5(d) on or prior to the first anniversary of the Effective Date, the Executive shall be required to repay the entire Broker Commission Payment to the Corporation and (ii) if the Executive’s employment terminates in accordance with Sections 5(a) or 5(d) after the first anniversary of the Effective Date and on or prior to the second anniversary of the Effective Date, the Executive shall be required to repay one-half of the Broker Commission Payment to the Corporation. Any such repayment shall be made within ten business days following the date of such termination.